Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 16, 2012, in Amendment No. 1 to the Registration Statement (form S-1 No. 333-179141) and related Prospectus of Del Frisco’s Restaurant Group, LLC for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

April 16, 2012